                                              OppenheimerFunds, Inc.
                                          498 Seventh Avenue - 10th Floor
                                                New York, NY 10018
John V. Murphy
Chairman, President and
Chief Executive Officer

June 3, 2002

Dear Oppenheimer Money Market Fund Shareholder:

We have scheduled a shareholder meeting on July 29, 2002, for you to decide on some important proposals for the
Fund.

Your ballot card and a detailed statement of the issues are enclosed with this letter.
Your Board of Directors believes the matters being proposed for approval are in the best interest of the Fund and its shareholders, and recommends a vote for the election of Directors and for each Proposal. Regardless of the number of shares you own, it is important that your shares be represented and voted. So we urge you to consider the issues carefully and make your vote count.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone by following the instructions on the proxy ballot. Using a touch-tone telephone to cast your vote saves you time and helps reduce the Fund's expenses. If you vote by phone, you do not need to mail the proxy ballot.

Remember, it can be costly for the Fund--and ultimately for you as a shareholder--to remail ballots if not enough responses are received to conduct the meeting. If your vote is not received before the scheduled meeting, you may receive a telephone call asking you to vote.

What are the issues?
o Election of Directors. You are being asked to consider and approve the election of 11 Directors. You will find detailed information about the Directors in the enclosed proxy statement
o Approval of Elimination or Amendment of Certain Fundamental Investment Policies. Your approval is requested to eliminate or amend certain fundamental investment policies of the Fund
o Approve a New Investment Advisory Agreement
Please read the enclosed proxy statement for complete details on these proposals. Of course, if you have any questions, please contact your financial advisor, or call us at 1.800.708.7780. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Sincerely,
/s/ John V. Murphy
John V. Murphy